CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 2, 2020, relating to the financial statements and financial highlights of Rational Equity Armor Fund (formerly, Rational Dividend Capture Fund), Rational Tactical Return Fund, Rational Dynamic Brands Fund, Rational Strategic Allocation Fund, Rational/ReSolve Adaptive Asset Allocation Fund, Rational Iron Horse Fund, Rational/NuWave Enhanced Market Opportunity Fund, Rational/Pier 88 Convertible Securities Fund, and Rational Special Situations Income Fund, each a series of Mutual Fund and Variable Insurance Trust, for the year or period ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illnois

April 24, 2020